EXHIBIT 10.5

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

1600 Broadway, Suite 2200 Denver, CO 80202

CONFIDENTIAL AND PROPRIETARY

September 23, 2010

Cargill, Inc.
15407 McGinty Road, West MS 62
Wayzata, MN 55391-2399
Attn: Brian Silvey

Cargill Commodity Services, Inc.
15407 McGinty Road, West MS 19
Wayzata, MN 55391-2399
Attn: Dennis Inman

Re: BioFuel Agreements

Dear Mr. Inman and Mr. Silvey:

We direct your attention to (a) the following agreements by and among Cargill, Incorporated, Cargill Commodity Services, Inc. (collectively “Cargill”) and our subsidiary, Buffalo Lake Energy, LLC (“BLE”): (i) the Master Agreement, dated September 25, 2006; (ii) the Ethanol Marketing Agreement, dated as of September 25, 2006; (iii) the Corn Supply Agreement, dated September 25, 2006, (iv) the Distillers Grains Marketing Agreement, dated as of September 25, 2006; (v) the Grain Facility Lease, dated September 25, 2006 and (vi) that certain Agreement and Omnibus Amendment dated as of July 30, 2009 (the “BLE Omnibus Agreement” and, together with the forgoing agreements, the “BLE Agreements) and (b) the following agreements by and between Cargill and our subsidiary, Pioneer Trail Energy, LLC (“PTE”): (i) the Master Agreement, dated September 25, 2006; (ii) the Ethanol Marketing Agreement, dated as of September 25, 2006; (iii) the Corn Supply Agreement, dated September 25, 2006, (iv) the Distillers Grains Marketing Agreement, dated as of September 25, 2006; (v) the Grain Facility Lease, dated September 25, 2006 and (vi) that certain Agreement and Omnibus Amendment dated as of July 30, 2009 (the “PTE Omnibus Agreement” and, together with the forgoing agreements, the “PTE Agreements”).

In consideration of the mutual agreements contained in this letter and our discussions regarding the resolution of certain payment and performance obligations, respectively, of each of the parties hereto, the parties agree to the following:

1.
Notwithstanding anything to the contrary contained in the BLE Agreements or the PTE Agreements, for the remaining duration of each of those agreements the commissions, rents and other consideration payable to Cargill thereunder shall be as set forth on the schedule attached hereto as “Exhibit A”.

(303) 640-6500 • (303) 592-8117 (fax)

Letter Agreement re: BioFuel Agreements
Cargill, Inc.
Cargill Commodity Services, Inc.
September 23, 2010

2.
Notwithstanding anything to the contrary contained in the Distillers Grain Marketing Agreements described above, the Producer under such Agreements (as defined therein) shall be entitled to use any other marketer of its choosing to market and sell the wet distiller’s grains produced (DWG, MDWG, and CDS); for the purpose of clarity, no minimum commission shall be owed under Section 3.2 of the respective Distillers Grain Marketing Agreement on any shortfall due to the sales of such wet distiller’s grains to a third party.

3.
All ongoing deferrals under the Omnibus Agreements shall cease immediately; provided that, notwithstanding anything contained in those Agreements to the contrary, neither BLE nor PTE shall be required to begin repayment of any Deferred Rent Payments, Deferred Ethanol Commission Payments or Deferred DG Commission Payments (as each term is defined therein) unless and until the elevator turn back discussions (described below) are concluded. For the avoidance of doubt, all such Deferred Rent Payments, Deferred Commission Payments and Deferred DG Payments shall be and remain continuing obligations of BLE and PTE, respectively, and shall be due, payable in full and repaid on the earlier to occur of (i) a complete refinancing of the senior bank credit facility to which PTE and BLE are parties; (ii) such time as PTE and BLE collectively have accumulated $25 million or more in cash available for such purpose; (iii) September 25, 2014; or (iv) BioFuel, the LLC, BLE and PTE files a voluntary petition in bankruptcy, has filed against it an involuntary petition in bankruptcy, makes an assignment for the benefit of creditors or has a trustee or receiver appointed for any or all of its assets.

The foregoing shall take effect immediately upon the later to occur of (i) your execution of this letter, or (ii) closing and funding of the Bridge Loan (as described below), provided that if such payment does not occur by September 30, 2010 the foregoing (items 1-3 above) shall be void and of no effect. All of the other terms and conditions of the BLE Agreements and PTE Agreements shall remain in full force and effect unless terminated, amended or modified in writing as provided therein. We agree to cooperate in good faith with Cargill and its attorneys to execute such further documentation concerning the understandings set forth herein and any issues relating thereto as may be reasonably acceptable to the parties.

In addition, we will continue to negotiate the terms of a proposal to turn back occupancy and operation of the Grain Facilities to Cargill, to be completed no later than December 31, 2010, subject to an adjustment of fees for corn procurement and elevator operation and maintenance to reflect the cost of operation to Cargill, currently estimated at $[***] per bushel. The Grain Facilities will be turned back to Cargill and Cargill will become responsible for all subsequent capital improvements and maintenance of the Grain Facilities. Thereafter, Cargill will continue to be responsible for all corn procurement for the Plants.

BioFuel Energy Corp. (“BioFuel”), is in the process of obtaining approximately $18 million for a short-term financing (the “Bridge Loan”) from a group of investors, the proceeds of which are to be used to pay the entire outstanding principal amount of its outstanding working capital loans under a separate senior secured credit facility between BLE, PTE, BFE Operating Company, LLC and a group of lenders (the “Credit Agreement”). Notwithstanding anything to the contrary contained in that certain Agreement dated January 14, 2009 by and between BioFuel Energy, LLC (the “LLC”) and Cargill (the “Settlement Agreement”), Cargill agrees that the proceeds of the Bridge Loan may be contributed by BioFuel to the LLC and used by the LLC as described herein, that such proceeds shall not be considered “Available Cash Received” (as defined in the Settlement Agreement) and that no such proceeds shall be owed to Cargill under the Settlement Agreement.

Letter Agreement re: BioFuel Agreements
Cargill, Inc.
Cargill Commodity Services, Inc.
September 23, 2010

In order to repay the Bridge Loan and certain other indebtedness, and for additional capital, BioFuel proposes to conduct an offering of rights to purchase common and/or preferred stock or, if a depositary structure is utilized, depositary shares representing preferred stock (the “Offered Stock”) to its existing shareholders, including Cargill (the “Rights Offering”). The parties agree that, upon completion of the Rights Offering: (A) a portion of the proceeds therefrom, will be used to pay Cargill the amount of $2,800,828.57, pursuant to Section 2.01(b) of the Settlement Agreement and (B) Cargill will forgive the remaining Payable (as defined in the Settlement Agreement) in exchange for shares of the Offered Stock in an amount equal to the amount of the remaining Payable and any accrued interest, with the value of such shares to be as set forth in the following sentence. The shares of Offered Stock will be issued to Cargill on the twelfth business day following the Rights Offering and will be valued for purposes of the foregoing at a per share value based upon the average of the volume weighted averages of the trading prices of the BioFuel Common Stock on an as-converted to common stock basis, as such prices are reported on the NASDAQ Global Market (as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing), for the 10 consecutive trading days ending on the second trading day immediately preceding the date the Offered Stock is issued to Cargill. The Offered Stock issued to Cargill shall be the same and/or shall have the same par value, rights, preferences and powers as the shares issued to any other participant or purchaser in the Rights Offering. All of the foregoing set forth in this paragraph is expressly contingent upon the successful completion of the Rights Offering and the ability to raise sufficient proceeds from the Rights Offering to accomplish all of the foregoing.

BioFuel, the LLC, BLE and PTE, on behalf of themselves and their respective successors, assigns, executors and administrators hereby agree to fully release Cargill, its affiliates, directors, officers and shareholders (the “Cargill Parties”) from any and all claims, whether contingent or known, based upon or consisting of any allegation that any Cargill Party bears responsibility or liability for the financial condition of the BFE Entities.

If this letter comports with your understanding of our agreement, please sign below as the properly designated representative of Cargill and return to me (via pdf or fax) no later than September 23, 2010.

Sincerely,

BioFuel Energy Corp.

/s/ Scott Pearce
Scott Pearce
President and CEO

Letter Agreement re: BioFuel Agreements
Cargill, Inc.
Cargill Commodity Services, Inc.
September 23, 2010

BFE Operating Company, LLC

By:	/s/
Its:	Authorized Representative

Pioneer Trail Energy, LLC

By:	/s/
Its:	Authorized Representative

Buffalo Lake Energy, LLC

By:	/s/
Its:	Authorized Representative

Agreed to as of the date first set forth above:

Cargill, Incorporated

/s/ Brian Silvey
Name: Brian Silvey
Title:

Cargill Commodity Services, Inc.

/s/ Dennis Inman
Name: Dennis Inman
Title:

EXHIBIT “A”

COMMISSIONS, FEEs and RENTS

Ethanol marketing commissions: The “Cargill Commission” under each Ethanol Marketing Agreement shall be $[***] per gallon.

DDG Marketing Commissions: the first three paragraphs of “Exhibit A” to each of the Distillers Grains Marketing Agreements shall each be replaced in their entirely as follows:

Cargill agrees to pay Producer for all Standard-Grade DDG and DDGS loaded into railcars and trucks and weighed at the Facility for shipment to customers an amount equal to [***] percent ([***]%) of the F.O.B. Facility Price, with Cargill being entitled to retain as its commission the greater of the remaining [***] percent ([***]%) or $[***] per ton (“Initial Price”), with settlement weights as described in Section 8.4 of the Agreement.

Cargill agrees to pay Producer for all Non-Standard-Grade DDG and DDGS loaded into railcars and trucks at the Facility and weighed for shipment to customers, an amount equal to the F.O.B. Facility Price for such Non-Standard-Grade DDG or DDGS less [***] percent ([***]%) of the weighted average F.O.B. Facility Price of all Standard-Grade DDG or DDGS sold by Cargill to third parties in a rolling [***] period preceding the date of Producer’s invoice, with Cargill being entitled to retain as its commission the greater of the remaining [***] percent ([***]%) or $[***] per ton (“Non-Standard Initial Price”).

Corn Commissions: current corn commissions shall remain at $[***] per bushel, as provided in the Corn Supply Agreements; provided that, the corn payment terms included in Section 2.2(c)  and 2.2(d) of each of the Omnibus Agreements (e.g., modifying Sections 13(d) and 13(e) of each respective Corn Supply Agreement), including without limitation the option to utilize the “Concessionary Payment Date,” shall remain in effect for the duration of the terms of the respective Corn Supply Agreements, subject to the payment of interest, at an annualized rate of [***]% based on a 360 day year, on all such extended payment amounts. For the purpose of clarity, in the event the parties agree on the terms of turning back the Grain Facilities to Cargill, any revised corn commission schedule will retain the foregoing proviso.

Grain Facility Lease Payments: the monthly rentals payable under each of the Grain Facility Leases shall be reduced by $[***] per month for each plant, as permanent reductions rather than deferrals, for the duration of the Lease term or until such time as the Grain Facilities are turned back to Cargill (at which time such Leases shall cease).